From:    Brendan Conway (media)
414-221-4444
brendan.conway@wecenergygroup.com

    Beth Straka (investment community)
414-221-4639
beth.straka@wecenergygroup.com

February 3, 2022

WEC Energy Group posts 2021 results

MILWAUKEE – WEC Energy Group (NYSE: WEC) today reported net income of $1.3 billion, or $4.11 per share, for 2021. This compares to earnings of $1.2 billion, or $3.79 per share, for 2020 – a year-over-year increase of 8.4 percent.

For the fourth quarter of 2021, WEC Energy Group recorded net income of $224.2 million, or 71 cents per share. This compares to earnings of $239.0 million, or 76 cents per share, for the fourth quarter of 2020.

Consolidated revenues totaled $8.3 billion for 2021, up $1.1 billion compared to 2020 revenues.

“Across the board – from operational efficiency to customer care to financial performance – the company continues to deliver exceptional results,” said Gale Klappa, executive chairman. “And during 2021, our plan to invest in the future of clean energy continued to gain momentum," Klappa added. "We now expect our use of coal for power generation to be immaterial by the end of 2030, with a complete exit from coal by 2035."

WEC Energy Group was again recognized in 2021 as one of America’s Most Responsible Companies by Newsweek. WEC Energy also ranked number one in the nation for customer satisfaction in an independent survey of large commercial and industrial energy users. The company's largest utility, We Energies, received an Edison Electric Institute Emergency Response Award for restoring power to more than 210,000 customers after a severe storm hit Wisconsin in August.

For the full year, retail deliveries of electricity – excluding the iron ore mine in Michigan’s Upper Peninsula – were up by 3.0 percent.

Electricity consumption by small commercial and industrial customers was 4.4 percent higher during 2021. Electricity use by large commercial and industrial customers – excluding the iron ore mine – rose by 5.3 percent.

Residential electricity use was down by 0.6 percent.

On a weather-normal basis, retail deliveries of electricity during 2021 – excluding the iron ore mine – increased by 2.6 percent.

Natural gas deliveries in Wisconsin, excluding natural gas used for power generation, decreased by 1.3 percent during 2021. On a weather-normal basis, natural gas deliveries were 0.3 percent lower during the year.

The company reaffirmed its earnings guidance for 2022. Calendar year 2022 earnings are expected to be in a range of $4.29 to $4.33 per share. The midpoint of the range is $4.31 per share, which represents growth of 7.5 percent from the midpoint of the company's original guidance for 2021.

On Jan. 20, the board of directors declared a quarterly cash dividend of 72.75 cents per share on the company's common stock, an increase of 7.4 percent over the previous year's quarterly dividend.

Earnings per share listed in this news release are on a fully diluted basis.

Conference call

A conference call is scheduled for 1 p.m. Central time, Thursday, Feb. 3. The call will review 2021 earnings and the company's outlook for the future.

All interested parties, including stockholders, news media and the general public, are invited to listen. Access the call at 833-968-2232 up to 15 minutes before it begins. The number for international callers is 825-312-2063. The conference ID is 6976928.

Conference call access also is available at wecenergygroup.com. Under ‘Webcasts,’ select ‘Year-End Earnings.’ In conjunction with this earnings announcement, WEC Energy Group will post on its website a package of detailed financial information on its 2021 performance. The materials will be available at 6:30 a.m. Central time, Thursday, Feb. 3.

Replay

A replay will be available on the website and by phone. Access to the webcast replay will be available on the website about two hours after the call. Access to a phone replay also will be available approximately two hours after the call and remain accessible through Feb. 17, 2022. Domestic callers should dial 800-585-8367. International callers should dial 416-621-4642. The replay conference ID is 6976928.

WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.6 million customers in Wisconsin, Illinois, Michigan and Minnesota.

The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, Minnesota Energy Resources and Upper Michigan Energy Resources. Another major subsidiary, We Power, designs, builds and owns electric generating plants. In addition, WEC Infrastructure LLC owns a growing fleet of renewable generation facilities in the Midwest.

WEC Energy Group (wecenergygroup.com) is a Fortune 500 company and a component of the S&P 500. The company has approximately 39,000 stockholders of record, 7,000 employees and $39 billion of assets.

Forward-looking statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based upon management’s current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these statements. Forward-looking statements include, among other things, statements concerning management’s expectations and projections regarding earnings and future results. In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “guidance,” “intends,” “may,” “objectives,” “plans,” “possible,” “potential,” “projects,” “should,” “targets,” “will” or similar terms or variations of these terms.

Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: general economic conditions, including business and competitive conditions in the company’s service territories; the extent, duration and impact of the COVID-19 pandemic or any future health pandemics; timing, resolution and impact of rate cases and other regulatory decisions; the company’s ability to continue to successfully integrate the operations of its subsidiaries; availability of the company’s generating facilities and/or distribution systems; unanticipated changes in fuel and purchased power costs; key personnel changes; varying, adverse or unusually severe weather conditions; continued industry restructuring and consolidation; continued advances in, and adoption of, new technologies that produce power or reduce power consumption; energy and environmental conservation efforts; the company’s ability to successfully acquire and/or dispose of assets and projects; cyber-security threats and data security breaches; construction risks; equity and bond market fluctuations; changes in the company’s and its subsidiaries’ ability to access the capital markets; changes in tax legislation or our ability to use certain tax benefits and carryforwards; federal and state legislative and regulatory changes, including changes to environmental standards, the enforcement of these laws and regulations and changes in the interpretation of regulations by regulatory agencies; supply chain disruptions; political developments; current and future litigation and regulatory investigations, proceedings or inquiries; changes in accounting standards; the financial performance of American Transmission Company as well as projects in which the company’s energy infrastructure business invests; the ability of the company to obtain additional generating capacity at competitive prices; goodwill and its possible impairment; and other factors described under the heading “Factors Affecting Results, Liquidity and Capital Resources” in Management’s Discussion and Analysis of Financial Condition and Results of Operations and under the headings “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors” contained in the company’s Form 10-K for the year ended December 31, 2020, and in subsequent reports filed with the Securities and Exchange Commission. Except as may be required by law, the company expressly disclaims any obligation to publicly update or revise any forward-looking information.

Tables follow

WEC ENERGY GROUP, INC.

CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended		Year Ended
	December 31		December 31
(in millions, except per share amounts)	2021	2020	2021	2020
Operating revenues	$2,201.9	$1,933.4	$8,316.0	$7,241.7

Operating expenses
Cost of sales	958.8	657.5	3,311.0	2,319.5
Other operation and maintenance	588.1	604.7	2,005.5	2,032.2
Depreciation and amortization	275.1	249.3	1,074.3	975.9
Property and revenue taxes	53.1	51.4	210.3	208.0
Total operating expenses	1,875.1	1,562.9	6,601.1	5,535.6

Operating income	326.8	370.5	1,714.9	1,706.1

Equity in earnings of transmission affiliates	31.9	43.0	158.1	175.8
Other income, net	35.5	19.6	133.2	79.5
Interest expense	113.6	117.9	471.1	493.7
Loss on debt extinguishment	36.3	38.4	36.3	38.4
Other expense	(82.5)	(93.7)	(216.1)	(276.8)

Income before income taxes	244.3	276.8	1,498.8	1,429.3
Income tax expense	20.5	37.2	200.3	227.9
Net income	223.8	239.6	1,298.5	1,201.4

Preferred stock dividends of subsidiary	0.3	0.3	1.2	1.2
Net (income) loss attributed to noncontrolling interests	0.7	(0.3)	3.0	(0.3)
Net income attributed to common shareholders	$224.2	$239.0	$1,300.3	$1,199.9

Earnings per share
Basic	$0.71	$0.76	$4.12	$3.80
Diluted	$0.71	$0.76	$4.11	$3.79

Weighted average common shares outstanding
Basic	315.4	315.4	315.4	315.4
Diluted	316.2	316.5	316.3	316.5

Dividends per share of common stock	$0.6775	$0.6325	$2.7100	$2.5300

WEC ENERGY GROUP, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)	December 31,	December 31,
(in millions, except share and per share amounts)	2021	2020
Assets
Current assets
Cash and cash equivalents	$16.3	$24.8
Accounts receivable and unbilled revenues, net of reserves of $198.3 and $220.1, respectively	1,505.7	1,202.8
Materials, supplies, and inventories	635.8	528.6
Prepayments	245.5	263.4
Other	253.4	63.4
Current assets	2,656.7	2,083.0

Long-term assets
Property, plant, and equipment, net of accumulated depreciation and amortization of $9,889.3 and $9,364.7, respectively	26,982.4	25,707.4
Regulatory assets (December 31, 2021 includes $100.7 related to WEPCo Environmental Trust Finance I, LLC)	3,264.8	3,524.1
Equity investment in transmission affiliates	1,789.4	1,764.3
Goodwill	3,052.8	3,052.8
Pension and OPEB assets	881.3	600.9
Other	361.1	295.6
Long-term assets	36,331.8	34,945.1
Total assets	$38,988.5	$37,028.1

Liabilities and Equity
Current liabilities
Short-term debt	$1,897.0	$1,776.9
Current portion of long-term debt (December 31, 2021 includes $8.8 related to WEPCo Environmental Trust Finance I, LLC)	169.4	785.8
Accounts payable	1,005.7	880.7
Other	680.9	704.7
Current liabilities	3,753.0	4,148.1

Long-term liabilities
Long-term debt (December 31, 2021 includes $102.7 related to WEPCo Environmental Trust Finance I, LLC)	13,523.7	11,728.1
Deferred income taxes	4,308.5	4,059.8
Deferred revenue, net	389.2	412.2
Regulatory liabilities	3,946.0	3,928.1
Environmental remediation liabilities	532.6	532.9
Pension and OPEB obligations	219.0	327.0
Other	1,203.2	1,229.4
Long-term liabilities	24,122.2	22,217.5

Commitments and contingencies

Common shareholders' equity
Common stock – $0.01 par value; 325,000,000 shares authorized; 315,434,531 shares outstanding	3.2	3.2
Additional paid in capital	4,138.1	4,143.7
Retained earnings	6,775.1	6,329.6
Accumulated other comprehensive loss	(3.2)	(6.8)
Common shareholders' equity	10,913.2	10,469.7

Preferred stock of subsidiary	30.4	30.4
Noncontrolling interests	169.7	162.4
Total liabilities and equity	$38,988.5	$37,028.1

WEC ENERGY GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Year Ended
	December 31
(in millions)	2021	2020
Operating activities
Net income	$1,298.5	$1,201.4
Reconciliation to cash provided by operating activities
Depreciation and amortization	1,074.3	975.9
Deferred income taxes and ITCs, net	151.1	209.4
Contributions and payments related to pension and OPEB plans	(66.3)	(113.2)
Equity income in transmission affiliates, net of distributions	(25.1)	(29.1)
Change in –
Accounts receivable and unbilled revenues, net	(249.2)	16.1
Materials, supplies, and inventories	(107.2)	21.2
Amounts recoverable from customers	(82.3)	0.9
Other current assets	22.2	12.5
Accounts payable	126.9	(61.3)
Other current liabilities	(17.2)	(41.2)
Other, net	(93.0)	3.4
Net cash provided by operating activities	2,032.7	2,196.0

Investing activities
Capital expenditures	(2,252.8)	(2,238.8)
Acquisition of Jayhawk Wind, LLC	(119.9)	—
Acquisition of Blooming Grove Wind Energy Center LLC, net of restricted cash acquired of $24.1	—	(364.6)
Acquisition of Tatanka Ridge Wind LLC	—	(239.9)
Capital contributions to transmission affiliates	—	(21.2)
Proceeds from the sale of assets and businesses	21.9	20.3
Proceeds from the sale of investments held in rabbi trust	18.7	56.2
Purchase of investments held in rabbi trust	—	(37.8)
Insurance proceeds received for property damage	—	23.2
Other, net	20.3	(4.2)
Net cash used in investing activities	(2,311.8)	(2,806.8)

Financing activities
Exercise of stock options	15.7	43.8
Purchase of common stock	(33.1)	(99.2)
Dividends paid on common stock	(854.8)	(798.0)
Issuance of long-term debt	2,383.8	2,373.6
Retirement of long-term debt	(1,260.4)	(1,767.0)
Issuance of short-term loan	0.9	340.0
Repayment of short-term loan	(340.0)	—
Change in other short-term debt	459.2	606.1
Payments for debt extinguishment and issuance costs	(67.2)	(55.8)
Purchase of additional ownership interest in Upstream Wind Energy LLC from noncontrolling interest	—	(31.0)
Other, net	(10.1)	(11.4)
Net cash provided by financing activities	294.0	601.1

Net change in cash, cash equivalents, and restricted cash	14.9	(9.7)
Cash, cash equivalents, and restricted cash at beginning of year	72.6	82.3
Cash, cash equivalents, and restricted cash at end of year	$87.5	$72.6